Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 1002

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ANNOUNCES NEW YORK STATE APPROVAL

OF NEW WOMEN’S TEST BASED ON PROPRIETARY TECHNOLOGY

AmpiProbe Candidiasis™ is Third Assay Approved in Past Year Based on an Enzo Platform and Underscores Increasing Position of Company’s Clinically Relevant Diagnostics

NEW YORK, NY, June 7, 2016 – Enzo Biochem, Inc. (NYSE: ENZ) today announced that the New York State Department of Health has granted conditional approval for use of Enzo Clinical Labs’ AmpiProbe Candidiasis™ assay, the Company’s second test aimed at the rapidly expanding women’s health market and the third to be approved utilizing one of the Company’s proprietary technology platforms.

Elazar Rabbani, Ph.D., Enzo CEO and Chairman, commented that the Candida approval, while important in and of itself, and having been approved less than three months after submission, “strengthens our commitment to utilize our proprietary technologies to develop clinically relevant diagnostics, while helping to relieve the cost pressures that independent laboratories are bearing. It underscores the progress we are achieving in our strategy of utilizing Enzo’s integrated structure to produce diagnostic products and services relevant to today’s dynamic and challenging healthcare marketplace.”

Dr. Rabbani added that by developing a broad technology base, Enzo has positioned the Company for a robust flow of products and services that will provide medically relevant, cost effective solutions easily adaptable to the workflow of the clinical laboratory, and that its ability to do so is based on several factors, including:

  The Company’s integrated structure that enables it to internally develop and advance products seamlessly from innovation through commercialization validation via recent patent settlements of Enzo’s intellectual property strength and ownership of basic patents that provide an economic advantage
  In a steadily declining reimbursement environment the unique ability to deliver high performance, easily adaptable products and services that are also meaningfully cost effective for independent labs as well as Enzo’s own clinical lab
  Ample finances with which to execute and follow through on the Company’s integrated strategy.

AmpiProbe Candidiasis™ is a multiplex assay designed to identify the presence of five of the most common species of Candida from a single vaginal swab. Industry estimates put the number of tests performed for the identification of Candida at over 10 million per year in the US alone. It is also estimated that over 70% of women will develop a Candida infection during their reproductive lifetime. While an independent assay, it will also serve as a component of a comprehensive women’s health panel currently under development. Additionally, Enzo scientists will deliver a technical presentation at the College of American Pathologists (CAP) annual meeting this September.

The approval of AmpiProbe Candidiasis follows a similar approval granted to Enzo last November by the New York State Department of Health of AmpiProbe HCV ™ for the quantitative detection of hepatitis C virus and prior to that, Enzo’s FlowScript™ HPV assay. The FlowScript assay, approved in February 2015, is based on proprietary technology allowing the multiplexed analysis of cellular function in a single assay via the simultaneous examination of each and every cell in a given sample. It is now being used to assist physicians in better evaluating the progression of abnormal pap smears toward cervical cancer. These assays are now being offered by Enzo Clinical Labs to physicians, and also are currently being marketed nationwide, as will AmpiProbe Candidiasis™.

Enzo’s proprietary platforms and the assays developed based on them can provide more sensitive diagnostic information at lower costs than many other tests currently marketed. The Company designs its products to be able to work with lower specimen volume which not only allows the laboratories to run more tests off of a single clinical specimen, but also reduces the need for patients to submit additional samples, thus reducing unnecessary physician visits. The newly approved assays are the forerunners of a comprehensive line of diagnostic products under development by Enzo to address the critical needs of clinical laboratories that are often locked into closed-system contracts with molecular diagnostic suppliers that, with ever-declining reimbursements, reduce or even eliminate operating margins.

Products in the Company’s development pipeline include an extensive line of assays for detection of numerous women’s health infectious agents as well as for use in the identification of pathogens for other markets. The Company also reported that it expects to roll-out a line of products designed to aid pathologists in distinguishing the characteristics of various tumors from biopsy specimens using technology developed by Enzo scientists. The Company’s molecular-based products are targeted at a market estimated to be in excess of $3 billion worth of laboratory service revenue.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com